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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the use of our report dated September 17, 1998, and to all references to our Firm included in or made a part of this registration statement of Nuveen Investment Trust II (comprised of the Nuveen Rittenhouse Growth Fund).

                                           Arthur Andersen LLP

Chicago, Illinois

November 20, 1998